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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of United Auto Group, Inc. on Form S-8 of our reports dated January 29, 2003 (except for Note 9, as to which the date is March 26, 2003), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets, appearing in the Annual Report on Form 10-K of United Auto Group, Inc. for the year ended December 31, 2002.

DeLoitte & Touche

New York, New York
May 16, 2003